SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 26, 2012

Health Enhancement Products, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-30415	87-0699977
(Commission File Number)	(I.R.S. Employer Identification No.)

7 West Square Lake Rd., Bloomfield Hills, MI	48302
(Address of Principal Executive Offices)	(Zip Code)

(248) 452 9866
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .

Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .

Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Entry into a Material Definitive Agreement

Creation of a Direct Financial Obligation

On January 27, 2012, the Registrant and The Venture Group, LLC, a Maryland limited liability company (“Venture Group”), entered into the following documents , effective as of January 26, 2012: (i) a Subscription Agreement under which the Lender has agreed to advance $500,000 to the Registrant, as follows:  $332,000 on January 26, 2012, which advance has been made, and $168,000 by February 3, 2012, (ii) a Subordinated Convertible Promissory Note in the principal amount of $500,000 (“Note”); (iii) (a) a Security Agreement, under which the Registrant granted the Lender a subordinated security interest in all of its assets and (b) an IP security agreement under which the Registrant granted the Lender a subordinated security interest in all its intellectual properties, including patents, to secure its obligations to the Lender under the Note and related documents; (iv) a Termination and Mutual Release Agreement under which the Registrant and Venture Group terminated their prior agreements and released each other from any liability, including liabilities related to the financing agreements they previously executed (See Form 8-K current Report dated 12/02/2011); and (v) a Termination and Release Agreement under which the Registrant and Oxford Holdings, LLC terminated their prior agreement and Oxford Holdings released the Registrant from any liability, including liabilities related to the agreement they previously executed.  The Registrant also acknowledged an intercreditor agreement between Venture Group and HEP Investments, LLC, the Registrant’s senior secured lender.

In addition, the Registrant has agreed to issue the Lender warrants to purchase an aggregate of 833,333 shares of common stock at an exercise price of $.12 per share, for a term of three years.  The Warrants are issuable to the Lender pro rata based on the amount invested in relation to the total investment amount (about 166,667 warrants per $100,000 invested).

Amounts advanced under the Note are (i) secured on a subordinated basis by all the Registrant’s assets, (ii) convertible into the Registrant’s restricted common stock at $.12 per share, (iii) bear interest at the rate of 11% per annum (payable on the first and second anniversary of the Note (unless earlier paid off), in cash or stock, at the Registrant’s option), and (iv) unpaid principal not previously converted into common stock must be repaid on the second anniversary of the Note (01/26/2014). The Note may be prepaid upon thirty days written notice, but not before August 31, 2012, provided that in the event of prepayment, the Registrant must pay the Lender an additional 5% of the outstanding principal amount.

The Registrant has agreed to pay the following aggregate fees to Oxford Holdings, LLC in connection with the Loan transaction (assuming the full $500,000 is received): (i) finder’s fees of approximately $27,600 in cash, (ii) warrants to purchase 200,000 shares of common stock at an exercise price of $.15 per share for a term of two years, and (iii) a $15,000 non-accountable expense allowance.  In addition, The Registrant has agreed to pay Venture Group $10,000 in cash in payment of the Venture Group’s legal fees.  If less than the full $500,000 is received, the fees are subject to proration based on the amount actually invested in proportion to the total amount committed ($500,000).

Item 8.01 Other Events

License Agreement with Zus Health, LLC/Ceptazyme, LLC

On January 9, 2012, the Registrant notified Ceptazyme LLC (i) that there was no agreement between the Registrant and Ceptazyme, as the Registrant had not approved any assignment of the License Agreement by Zus Health to Ceptazyme and (ii) that, even if there had been a valid assignment to Ceptazyme, Ceptazyme had committed multiple material breaches of the agreement.  The Registrant believes that Ceptazyme, LLC (i) has failed to market the Registrant’s product in a manner compliant with state and federal regulations, and (ii) that it allowed its distributors to make claims and representations that were not in compliance with applicable regulations, among many other breaches.

Based on the foregoing, the Registrant filed a lawsuit in Michigan against Zus Health and Ceptazyme on January 16, 2012, alleging breach of contract. Subsequently, Ceptazyme filed suit in Utah against the Registrant on January 24, 2012, also alleging, breach of contract.

The Registrant intends to prosecute and defend this matter vigorously.

Item 9.01 Financial Statements and Exhibits

N/A

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 31, 2012	HEALTH ENHANCEMENT PRODUCTS, INC.

By /s/ Philip M. Rice, II
Philip M. Rice, II, Chief Financial Officer

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